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                                  EXHIBIT 11(a)

                       Consent of Independent Accountants


Board of Directors
AUL American Series Fund, Inc.
Indianapolis, Indiana



We consent to the incorporation by reference in Post Effective Amendment No. 9 to the Registration Statement of the AUL American Series Fund, Inc. (the "Fund") on Form N-1A (File No. 33-30156) of our report dated January 31, 1997, of our audit of the statement of net assets, including the schedule of investments of the Fund as of December 31, 1996, the related statement of operations for the year then ended, the statement of changes in net assets for each of the two years then ended, and the selected per share data and ratios for each of the five years then ended, of the Equity, Money Market, Bond and Managed Portfolios, and for the Tactical Asset Allocation Portfolio changes in net assets and financial highlights for the year ended December 31, 1996 and for the period from July 31, 1995 through December 31, 1995.

We also consent to the reference to our Firm as the independent public accountants for the "Fund."


                                             /s/  Coopers & Lybrand L.L.P.

Indianapolis, Indiana

April 30, 1997